LOAN AGREEMENT

by and between

ASSOCIATED ESTATES REALTY CORPORATION,

an Ohio corporation

("Borrower")

and

NATIONAL CITY BANK,

a national banking association

(the "Bank")

Dated As of November 15, 1999

TABLE OF CONTENTS

Section Page

1. Definitions

2. Commitment and Note

3. Interest

4. Repayments and Prepayments of Principal

5. Payments and Computations

6. Conditions Precedent to Initial Advance

7. Conditions Precedent to Subsequent Advances

8. Representations

9. Covenants

10. Disbursement Procedures

11. Default and Remedies

12. Miscellaneous Provisions

Exhibits to this Agreement

A= Form of Payment Authorization

B= Form of Request for Advance

LOAN AGREEMENT

THIS LOAN AGREEMENT is made as of the 15th day of November, 1999, by and between ASSOCIATED ESTATES REALTY CORPORATION, an Ohio corporation (hereinafter, "Borrower"), and NATIONAL CITY BANK, a national banking association (the "Bank").

1. Definitions. The terms set forth below shall have the following meanings for the purposes of this Agreement:

"Advance" shall have the meaning set forth in Section 2, below.

"Assignment" means each Assignment of Leases, Rents, Contracts, Income and Proceeds executed and delivered by Borrower in favor of the Bank, granting the Bank a present and perfected assignment of all of Borrower's right, title and interest in and to all rents, leases, contracts and similar rights in respect of each Mortgaged Property.

"Business Day" means any day other than a Saturday or Sunday on which commercial banking institutions are open for business in Cleveland, Ohio.

"Closing Date" means the day on which the initial Loan is made pursuant to this Agreement.

"Default" means any event or occurrence which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

"Default Interest Rate" means an annual rate of interest equal to the lesser of (i) two and one-fourth percent (2-1/4%) above the Prime Rate; or (ii) the maximum rate of interest which may lawfully be charged in respect of the Obligations.

"Draw Date" means, in relation to any Advance, the day on which such Advance is made or to be made to Borrower pursuant to this Agreement.

"Environmental Indemnity Agreement" means each Environmental Indemnity Agreement executed and delivered by Borrower in favor of the Bank and indemnifying the Bank of and from any and all liability, loss, cost, damage or expense which may be incurred by or asserted against the Bank by reason of a violation of applicable Environmental Laws (as therein defined) at or with respect to any Mortgaged Property.

"Event of Default" means any event or condition described in Section 12 of this Agreement.

"Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in effect from time to time in the United States, applied consistently with Borrower's past practices.

"Head Office" means the head office of National City Bank, located at 1900 East Ninth Street, Cleveland, Ohio 44101-0756 or such other office as may be designated as such by written notice to Borrower by the Bank.

"Indebtedness" means, with respect to Borrower, all obligations of Borrower which would be classified as indebtedness on a balance sheet (including the footnotes thereto) prepared in accordance with GAAP.

"Interest Period" means: (a) For each Libor Rate Loan, the period commencing on the Draw Date and ending one or three months thereafter; provided that

(i) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the Business Day immediately preceding such day;

(ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iii) every Interest Period on or before the Termination Date; and

(b) For a Prime Rate Loan, the period ending on the earliest of (i) the date on which such Prime Rate Loan is repaid by Borrower; (ii) the date on which such Prime Rate Loan is converted to a Libor Rate Loan as hereafter provided; or (iii) the Termination Date.

"Late Charge" means a fee equal to the greater of One Hundred and 00/100 Dollars ($100.00) or five percent (5.0%) of the delinquent payment, charged to Borrower or added to the unpaid balance of the Note whenever any payment of principal or interest is not paid when due.

"Libor" means the rate (rounded upward to the next highest 1/100 of 1%) obtained by dividing (x) the annual rate of interest determined by the Bank equal to the offered rates for deposits in U.S. Dollars of one or three-month periods (as the case may be) commencing on the first date of the applicable Interest Period for which such rate is determined, as such rate appears on the Telerate system as of 11:00 a.m. (London, England time) on the date which is two (2) Business Days preceding the first day of such Interest Period, for a period comparable to the duration of such Interest Period and in an amount comparable to the amount of the Libor Rate Loan to be outstanding during such Interest Period, by (y) a percentage equal to 100% minus the stated maximum rate of all reserves required to be maintained against "Libor Rate liabilities" as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on Libor Rate Loans or loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of a bank to United States residents) on such date to any member bank of the Federal Reserve System.

"Libor Break Funding Costs" means an amount sufficient to reimburse the Bank for any and all loss, cost or expense actually incurred by it as the result of the occurrence of any Libor Break Funding Event, including, without limitation, (i) any loss incurred in obtaining, liquidating or reemploying deposits from third parties (excluding loss of margin for the period after any such prepayment), and (ii) the excess, if any, of the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid or repaid or not borrowed for the period, beginning with the date of such payment, prepayment or repayment until the last day of the Interest Period that would otherwise have been in effect for such Libor Rate Loan, at the applicable rate of interest for such Libor Rate Loan over the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount the Bank would have bid in the London interbank market for dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period, all as determined as of the date of the occurrence of the Libor Break Funding Event.

"Libor Break Funding Event" means the prepayment (whether by acceleration or otherwise) of any LIBOR Rate Loan other than upon the final day of the Interest Period therefor.

"Libor Rate" means for each Interest Period, the sum of Libor plus two percent (2.00%) per annum.

"Libor Rate Loan" means a Loan which bears interest at the Libor Rate.

"Loan" means each Advance or multiple Advances designated by Borrower as such for purposes of the Rate Option and Interest Period elections available to Borrower pursuant to this Agreement.

"Loan Documents" mean this Agreement, the Note, the Mortgages, the Environmental Indemnity Agreement and any other agreement, instrument, certificate or document now or hereafter executed in connection with or pursuant to this Agreement.

"Mortgage" means each Open End Mortgage, Security Agreement and Assignment of Rents and Leases executed and delivered by Borrower in favor of the Bank and securing the Obligations.

"Mortgaged Property" means each tract or parcel of improved real property owned by Borrower and subject to the lien of a Mortgage.

"Note means that certain Promissory Note, executed and delivered by Borrower to the Bank, evidencing Borrower's indebtedness to the Bank in the principal amount not to exceed Twelve Million Dollars ($12,000,000).

"Obligations" means, collectively, all of the indebtedness, obligations and liabilities of Borrower to the Bank (i) in respect of the Loans made pursuant to this Agreement, or (ii) under or in respect of any one or more of the Loan Documents; including, without limitation, all interest, charges and other fees payable hereunder (or under any of the Loan Documents) by Borrower, or due hereunder (or under any of the Loan Documents) from Borrower to the Bank from time to time, together with all costs and expenses payable by Borrower as provided herein or in any Loan Document.

"Payment Authorization" means the form substantially in the form of attached Exhibit A, executed by Borrower and delivered to the Bank, notifying the Bank of any payment by Borrower hereunder or under the Note, and if appropriate authorizing the Bank to debit one or more accounts of Borrower for such payment.

"Prime Rate" means the fluctuating rate of interest which is publicly announced from time to time by the Bank at its Head Office as being its "prime rate" or "base rate" thereafter in effect, with each change in the Prime Rate automatically, immediately and without notice changing the fluctuating rate of interest thereafter applicable to any sum bearing interest at the Prime Rate hereunder; the Prime Rate is not necessarily the lowest rate of interest which may be available at any time from the Bank on fluctuating rate loans.

"Prime Rate Loan" means a Loan which bears interest at the Prime Rate.

"Rate Option" means Borrower's right, on the terms and subject to the conditions set forth in this Agreement, to elect the Prime Rate or the Libor Rate as the applicable rate of interest with respect to the Loans.

"Request For Advance" means the form, substantially in the form of attached Exhibit B, to be executed by Borrower and delivered to the Bank, requesting an Advance hereunder, and notifying the Bank of Borrower's intended use of such Loan proceeds.

"Termination Date" means the earlier of (i) October 31, 2000; or (ii) the date on which the entire principal balance of the indebtedness evidenced by the Note shall become due pursuant to the provisions hereof (whether by acceleration or otherwise).

"Title Policy" means each loan policy of title insurance (ALTA Form B, as amended 10/17/70) issued to the Bank by a title insurance company acceptable to the Bank (a "Title Company") and confirming (in amounts, on terms, and with such endorsements and affirmative coverages as the Bank may require) that each Mortgage is the first and paramount lien and security interest in respect of the Mortgaged Property described therein.

2. Commitment and Note. On the terms and subject to the conditions set forth herein, the Borrower may from time to time until the Termination Date, obtain multiple advances from the Bank (each, an "Advance") under this Agreement. Each Advance shall be in a principal amount equal to or greater than One Million Dollars ($1,000,000); the aggregate principal amount of all advances shall not, under any circumstances, exceed Twelve Million Dollars ($12,000,000). Notwithstanding the foregoing to the contrary, Borrower shall not be entitled to request or receive any Advance hereunder if the making of such Advance would result in the existence of more than three (3) Loans hereunder. All advances shall be evidenced by the Note, which shall be executed and delivered to the Bank prior to the initial Advance. Notwithstanding the stated principal amount of the Note, the Borrower shall in no event be obligated to repay more than the aggregate unpaid balance of advances made to or for the benefit of the Borrower by the Bank, together with interest at the rate specified in the Note (defined below) on each advance from the date it is made by the Bank.

3. Interest.

(a) Rate Options and Interest Periods. Subject to the terms and conditions set forth in this Agreement, Borrower may specify the Rate Option for each Loan and the Interest Period for each LIBOR Rate Loan, provided that Borrower may not at any time aggregate Advances into more than three (3) Loans for the purpose of determining the Rate Option or the Interest Period applicable to Advances made by Borrower hereunder. Borrower shall give the Bank its irrevocable Request For Advance not later than 1:00 p.m. Cleveland time at least one (1) Business Day before the Draw Date of each Prime Rate Loan and three (3) Business Days before the Draw Date for each Libor Rate Loan. Each Request for Advance shall specify:

(i) the Draw Date (which shall be a Business Day) for such Loan;

(ii) the aggregate amount of such Loan;

(iii) the Rate Option selected for such Loan; and

(iv) in the case of each Libor Rate Loan, the Interest Period applicable thereto.

Each Libor Rate Loan shall bear interest from and including the first day of the Interest Period applicable thereto until (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Libor Rate Loan. Borrower shall select Interest Periods with respect to Libor Rate Loans so that it is not necessary to pay a Libor Rate Loan prior to the last day of the applicable Interest Period in order to repay all of the Loans on the Termination Date. Provided that no Default or Event of Default shall have occurred and be continuing, Borrower may elect to continue a Loan as a Libor Rate Loan by giving irrevocable written, telephonic or telegraphic notice thereof to the Bank not less than three (3) Business Days prior to the last day of the then-current Interest Period applicable to such Libor Rate Loan, specifying the duration of the succeeding Interest Period therefor. If the Bank does not receive timely notice of such election, Borrower shall be deemed to have elected to convert such Libor Rate Loan to a Prime Rate Loan at the end of the then-current Interest Period. Provided that no Default or Event of Default shall have occurred and be continuing, Borrower may convert any outstanding Prime Rate Loan, or portion thereof, into a Libor Rate Loan in the same aggregate principal amount. If Borrower desires so to convert a Prime Rate Loan, it shall give the Bank prior written, telephonic or telegraphic notice at least three (3) Business Days prior to the requested conversion date, which notice shall specify the duration of the Interest Period therefor.

(b) Monthly Installments.

(i) Borrower shall pay to the Bank, monthly in arrears on the last Business Day of each month beginning with the month following the month in which the Closing Date occurs, interest on the outstanding principal amount of the Prime Rate Loans at the annual rate equal to the Prime Rate; provided, however, that if Borrower elects to convert a Prime Rate Loan to a Libor Rate Loan pursuant to Section 3(a), above, Borrower shall pay to the Bank all accrued but unpaid interest on the Prime Rate Loan being so converted, for the period commencing on the date of the last payment date under this Section 3(b) and concluding on the day immediately preceding the first day of the Interest Period for the Libor Rate Loan into which the Prime Rate Loan is converted.

(ii) Borrower shall pay to the Bank, in arrears, interest on the outstanding principal amount of the Libor Rate Loans at the annual rate equal to the Libor Rate. Such interest shall be due and payable on the last Business Day of the applicable Interest Period for each Libor Rate Loan.

(d) Interest on Overdue Payments; Default Interest Rate. If any payment of principal or interest is not paid when due, or prior to the expiration of the applicable period of grace (if any) therefor, the Bank may charge and collect from Borrower a Late Charge. The Bank may charge interest on the Late Charge at the Default Interest Rate until such time as the required payment of principal and interest (together with the Late Charge) is paid hereunder. No failure by the Bank to charge or collect any Late Charge in respect of any delinquent payment shall constitute a waiver by the Bank of any rights it may have hereunder, including without limitation the right subsequently to impose a Late Charge for such delinquent payment or to take such other actions as may then be available to it hereunder, under any other Loan Document, at law or in equity. If the Bank shall accelerate the indebtedness evidenced by the Note pursuant to any provision hereof or of any other Loan Document, or if an Event of Default hereunder or under any other Loan Document shall have occurred and be continuing, the outstanding principal balance of the indebtedness advanced under this Agreement, together with all accrued interest thereon, shall bear interest from the date on which such amount shall have first become due and payable to the date on which such amount shall be paid (whether before or after judgment) at the Default Interest Rate. Interest at the Default Interest Rate will continue to accrue and will (to the extent permitted by applicable law) be compounded daily until the Obligations in respect of such payment are discharged (whether before or after judgment).

4. Repayments and Prepayments of Principal.

(a) Optional Prepayments. Borrower shall have the right to prepay the principal of the Loans in full or in part at any time and from time to time upon payment to the Bank of all accrued interest to the date of payment; provided, however, that (i) all partial payments of principal shall be in an amount equal to or greater than One Million Dollars ($1,000,000.00); and (ii) all Loans may be prepaid without penalty or premium. If Borrower shall prepay any Libor Rate Loan on a day other than the final day of the Interest Period therefor, such prepayment must include an amount equal to the Bank's Libor Break Funding Costs applicable to or resulting from such prepayment.

(b) Application of Prepayments. Any prepayment of the Note shall be applied by the Bank as set forth in Section 5(b) hereof. To the extent that such payment, repayment or prepayment shall be applied to a Libor Rate Loan, the Bank (except as otherwise instructed by Borrower, in writing, and except in the event of prepayment resulting from the acceleration of the indebtedness evidenced by the Note following the occurrence of an Event of Default) shall retain such amount until the expiration of the Interest Period applicable to such Libor Rate Loan, and shall apply such payment at such time so as to minimize the Libor Break Funding Costs which would otherwise be payable in consequence of such prepayment.

(c) Maturity. All of the indebtedness evidenced by the Note shall, if not sooner paid, be in any event absolutely and unconditionally due and payable in full by Borrower on the Termination Date.

(d) Notice of Prepayments of Principal. Borrower will provide the Bank at least (1) one Business Day's advance, written notice of Borrower's intention to make any voluntary prepayment of principal. Such notice shall be irrevocable and shall specify the date of prepayment and the aggregate amount to be paid.

5. Payments and Computations.

(a) Time and Place of Payments. Each payment to be made by Borrower under this Agreement shall be made directly to the Bank at its Head Office, not later than noon, Cleveland time, on the due date of each such payment, in immediately available and freely transferrable funds. Any payment received after such time will be deemed to have been received on the next Business Day. All payments of interest, principal and all other amounts owing hereunder or under the Note shall be documented by Borrower's transmitting to the Bank, via telecopy, a Payment Authorization; the funds representing such payment shall be transferred to the Bank as specified in such Payment Authorization.

(b) Application of Funds. All funds received by the Bank with respect to the Obligations shall be applied as follows:

(i) Provided that the indebtedness evidenced by the Note has not been accelerated, and provided further that no Event of Default shall have occurred and be continuing at the time that the Bank receives such funds, in the following manner: (a) first, to the payment of all fees, charges, and other sums (other than principal and interest) then due and payable to the Bank under the Note, this Agreement or the other Loan Documents; (b) second, to the payment of all accrued but unpaid interest at the time of such payment; and (c) third, to the payment of principal of the Note.

(ii) If the indebtedness evidenced by the Note has been accelerated, or if an Event of Default shall have occurred and be continuing at the time the Bank receives such funds, in the following manner: (a) first to the payment or reimbursement of the Bank for all costs, expenses, disbursements and losses which it shall have incurred or sustained by reason of such Event of Default or in connection with the exercise by the Bank of its rights, remedies, powers and privileges under this Agreement or any of the other Loan Documents; and (b) second to the payment of all of the indebtedness evidenced by the Note in accordance with Section 5(b)(i), above.

(c) Payments on Business Days. If any payment would (but for the provisions of this Section 5(c)) be due and payable on any day which is not a Business Day, then such sum shall become due and payable on the next succeeding Business Day, and interest payable on such sum shall continue to accrue and shall be adjusted by the Bank accordingly.

(d) Computation of Interest. The Bank shall compute interest payable in respect of the indebtedness evidenced by the Note shall on the basis of the actual principal amount outstanding on each day during the payment period, on the basis of the actual number of days elapsed during such period and of a year consisting of three hundred and sixty (360) days. The daily interest charge shall be one three-hundred-sixtieth (1/360th) of the annual interest amount. Each determination of any interest rate by the Bank shall be conclusive and binding on Borrower in the absence of manifest error.

(e) Payments to be Free of Deductions. Each payment required of Borrower under this Agreement, the Note, or any of the other Loan Documents shall be made without set-off, deduction or counterclaim whatsoever, and shall be free of taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any governmental or taxing authority, unless Borrower is compelled by law to make any such deduction or withholding. If any such obligation to deduct or withhold is imposed upon Borrower with respect to any such payment: (i) Borrower may make the deduction or withholding required by law in respect of the said payment, and (ii) there shall become and be absolutely due and payable by Borrower to the Bank on the date on which such payment shall become due and payable, and Borrower hereby promises to pay to the Bank on such date, such additional amount as shall be necessary to enable the Bank to receive the same net amount as the Bank would have received had no such obligation been imposed by law. Notwithstanding the foregoing to the contrary, this Section 5(e) shall not apply in the case of any deductions or withholdings made in respect of taxes charged upon or by reference to the overall net income, profits or gains of the Bank.

6. Conditions Precedent to Initial Advance. On or prior to the Closing Date, each of the following conditions precedent shall have been satisfied:

(a) The Bank shall have received from Borrower (i) a copy, certified by a duly authorized officer of Borrower to be true and complete on and as of the Closing Date, of Borrower's Articles of Incorporation, and by-laws or code of regulations as in effect on the Closing Date (together with any an all amendments thereto); (ii) the charter or other organizational documents of Borrower, certified by the Ohio Secretary of State; and (iii) a Certificate of Good Standing for Borrower, each issued by the Ohio Secretary of State not more than thirty (30) days before the Closing Date.

(b) The Bank shall have received from Borrower copies, certified by a duly authorized officer of Borrower to be true and complete on and as of the Closing Date, of records of all corporate action taken by Borrower to authorize (i) the execution and delivery of this Agreement and the other Loan Documents and to which it is a party; (ii) its performance of all of its obligations under each of such documents; and (iii) the making by Borrower of the borrowings contemplated hereby.

(c) The Bank shall have received from Borrower an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer and giving the name and bearing a specimen signature of each individual who shall be authorized (i) to sign, in the name and on behalf of Borrower, each of the Loan Documents to which Borrower is or is to become a party on the Closing Date; and (ii) to give notices and to take other action on behalf of Borrower under the Loan Documents.

(d) Borrower shall have executed and delivered to the Bank the Note, the Assignments, the Environmental Indemnity Agreement, the Mortgages, Uniform Commercial Code Financing Statements (the "Financing Statements") such additional documents, instruments and agreements as the Bank may reasonably require to evidence or to secure the Loan or as may be necessary or reasonable or reasonably appropriate to enable the Title Company Title Policies as required by this Agreement.

(e) Borrower shall have:

(i) Filed the respective Mortgages for record in the real property records of the counties in which the respective Mortgaged Properties are located;

(ii) Filed the Financing Statements for record in the appropriate public records of each county in which a Mortgaged Property is located and in the Uniform Commercial Code indices maintained by the Ohio Secretary of State;

(iii) Furnished a Title Policy insuring that each Mortgage is the first and paramount lien upon the Mortgaged Property encumbered thereby;

(iv) Furnished to the Bank a survey with respect to each Mortgaged Property showing such matters as may be required by the Bank, which survey shall be: (x) acceptable in form and content to the Agent; (y) certified to the Bank and the Title Company; and (z) shall have been prepared by a registered surveyor acceptable to the Agent in accordance with the minimum standard detail requirements for ALTA/ACSM Title Surveys, so as to eliminate any and all "survey exceptions" from the Title Insurance Policy with respect to the Mortgaged Property, and containing (A) a note as to the zoning classification of the subject property; and (B) if applicable, the Flood Map panel number, suffix, map date and zone for the subject Mortgaged Property; and

(iv) Furnished to the Bank environmental site assessments, satisfactory in form and content to the Bank and showing that each Mortgaged Property is free from any and all Hazardous Substances and from any and all other environmental hazards or adverse environmental conditions; and

(v) Furnished to the Bank an appraisal, satisfactory in form and content to the Bank and complying with all applicable standards for such appraisals (including, without limitation, the standards established with respect to appraisals by Federal laws and regulations applicable to national banking associations), prepared by an appraiser belonging to the American Institute of Real Estate Appraisers (or having a corresponding professional designation acceptable to the Bank) and showing such appraiser's evaluation of the fair market value of each Mortgaged Property.

In addition, Borrower shall have paid all costs and expenses payable in connection with all of the foregoing, including but not limited to all expenses and premiums with respect to the Title Policies or otherwise payable to the Title Company.

(f) No change in applicable law shall have occurred which would make it unlawful (i) for the Bank to perform any of its agreements or obligations under any of the Loan Documents to which it is a party on the Closing Date; or (ii) for Borrower to perform any of its agreements or obligations under any of the Loan Documents.

(g) Borrower shall have duly and properly performed, complied with and observed, in all material respects, each of its covenants, agreements and obligations contained in each of the Loan Documents to which Borrower is a party or by which Borrower is bound on the Closing Date. No event shall have occurred on or prior to the Closing Date, and no condition shall exist on the Closing Date, which constitutes or would constitute a Default or an Event of Default.

(h) Borrower shall have reimbursed the Bank for all reasonable out-of-pocket costs and expenses, including without limitation, all attorney's, appraisal, environmental and other fees incurred by the Bank.

(i) Borrower shall have paid a loan fee to the Bank in the amount of Thirty Thousand Dollars ($30,000).

(j) The Bank shall have received such other approvals, opinions, certificates, instruments and documents with respect to the transactions described herein as it may reasonably request.

(k) Each of the representations and warranties made by or on behalf of Borrower in this Agreement or in any other Loan Document shall be true, correct and complete in all material respects.

7. Conditions Precedent to Subsequent Advances. The obligation of the Bank to make or disburse any one or more Advances from time to time after the Closing Date shall be subject to the satisfaction, prior thereto or concurrently therewith, of each of the following conditions precedent:

(a) It shall not be unlawful (a) for the Bank to perform any of its agreements or obligations under any of the Loan Documents to which it is a party on the Draw Date of such Advance; or (b) for Borrower to perform any of its agreements or obligations under any of the Loan Documents.

(b) Each of the representations and warranties made by or on behalf of Borrower in this Agreement or any other Loan Document (a) shall be true and correct when made and (b) shall, for all purposes of this Agreement, be deemed to be repeated on and as of the date of the Borrower's Request for Advance for such Advance, and shall be true and correct in all material respects as of such date.

(c) Borrower shall have performed, complied with and observed, in all material respects, each of its covenants, agreements and obligations contained in this Agreement and/or in all of the other Loan Documents.

(d) No event shall have occurred on or prior to such date and be continuing on such date, and no condition shall exist on such date which constitutes a Default or Event of Default; the making of such Loan shall not result in a Default or an Event of Default.

(e) The Bank shall have received such other approvals, opinions, certificates, instruments and documents as it may reasonably request.

8. Representations and Warranties. Borrower warrants and represents to the Bank that:

(a) Borrower: (i) is duly organized, validly existing and in good standing as a corporation under the laws of the State of Ohio; (ii) has full corporate power and authority and full legal right to own or to hold under lease its property and to carry on its businesses; and (iii) Borrower is a self-administered REIT. Borrower is qualified and licensed, admitted or approved to do business in each jurisdiction in which the character of its Property or the nature of its business make such qualification necessary or advisable and where the failure to so qualify would have a materially adverse effect on Borrower.

(b) Borrower has appropriate corporate power and authority, and full legal right, to enter into this Agreement and each of the other Loan Documents, and to perform, observe and comply with all of its agreements and obligations hereunder and thereunder.

(c) The execution and delivery by Borrower of this Agreement and each of the other Loan Documents, the performance by Borrower of all of its agreements and obligations under such documents, and the making by Borrower of the borrowings contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Borrower and do not and will not (i) contravene any provision of its charter documents or by-laws or code of regulations (each as in effect from time to time); (ii) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or (except as expressly contemplated by the terms of this Agreement) result in the creation of any lien upon any of the Property of Borrower under any agreement, trust deed, indenture, mortgage or other instrument to which Borrower is a party or by which Borrower or any other property of Borrower is bound or affected; (iii) violate or contravene any provision of any law, rule or regulation (including, without limitation, any application Regulations of the Board of Governors of the Federal Reserve System) or any order, ruling or interpretation thereunder or any decree, order or judgment of any court or governmental or regulatory authority, bureau, agency or official (all as from time to time in effect and applicable to Borrower); or (iv) require any waivers, consents or approvals by any of the creditors or trustees for creditors of Borrower or any other Person.

(d) Except as to matters which Borrower has procured, obtained or performed prior to or concurrently with its execution and delivery of this Agreement, no approval, consent, order, authorization or license by, giving notice to or taking any other action with respect to, any governmental or regulatory authority or agency is required under any provision of any applicable law:

(i) for Borrower's execution and delivery of this Agreement and the other Loan Documents, its performance of its obligations hereunder or thereunder, or for Borrower's making the borrowings contemplated by this Agreement; or

(ii) to ensure the continuing legality, validity, binding effect, enforceability or admissibility in evidence of this Agreement and the other Loan Documents.

(e) There are no actions, suits or proceedings pending or, to the knowledge of Borrower, threatened against it, at law or in equity or before any governmental department, commission, board, bureau, agency or instrumentality which challenge the validity or enforceability of this Agreement or any of the other Loan Documents or which, if determined adversely to Borrower, could reasonably be expected to result in any material, adverse effect upon Borrower.

(f) This Agreement and the other Loan Documents shall, when executed and delivered by Borrower, constitute Borrower's valid and binding obligation, and will be enforceable against Borrower in accordance with their respective terms (subject, as to such enforceability, to limitations imposed by general equitable principles and by bankruptcy and insolvency laws and judicial principles).

(g) All financial information submitted with respect to Borrower in connection with the application for the Loan accurately reflects the financial condition of Borrower as of the date thereof and has been prepared in accordance with generally accepted accounting principles consistently applied for all periods described therein; there has been no materially adverse change in the financial condition of such Borrower since the date of such information that has not been disclosed to the Bank, and there are no known contingent liabilities of Borrower, including without limitation any estimated possible liabilities in pending or threatened litigation, required to be disclosed in connection with such financial information but not reflected therein.

(h) This Agreement and all financial statements, certificates, and other materials submitted to the Bank in connection with or in furtherance of this Agreement by or on behalf of Borrower fully and fairly state the matters with which they purport to deal, do not misstate any material fact, nor, separately or in the aggregate, do they fail to state any material fact necessary to make the statements therein made not misleading.

(i) Borrower has filed all federal, state and other tax returns required to be filed by it and has made reasonable provisions, in accordance with generally accepted accounting principles as in effect as of the date hereof, for the payment of all taxes (if any) which have or may become due and payable pursuant to such returns or pursuant to any matters raised by audits or for other reasons. In addition, Borrower has paid or caused to be paid all real and personal property taxes and assessments and other governmental charges lawfully levied or imposed on or against it or its property, other than those presently payable without payment of interest or penalty and those which are subject to contests initiated by Borrower in good faith and diligently prosecuted.

(j) Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in the applicable Regulation the Board of Governors of the Federal Reserve System.

(k) Borrower is not in default under any order, writ, judgment, injunction, decree, statute or governmental rule, indenture, agreement, contract, lease or other instrument or contract applicable to it, which default would have a material adverse effect on the business, assets, Properties or conditions, financial or otherwise, of Borrower or in the performance of any covenants or conditions respecting any of its material Indebtedness, and no holder of any material Indebtedness of Borrower (which, for the purposes of this Section, shall mean any discrete Indebtedness having an outstanding principal balance, as of the date of determination, in excess of Three Million Dollars ($3,000,000)) has given notice of any asserted default thereunder, and no liquidation or dissolution of Borrower and no receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to Borrower or its Property is pending threatened.

(l) Immediately after the date hereof and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans: (i) the fair value of Borrower's assets, at a fair valuation, exceeds and will exceed Borrower's debts and liabilities (subordinated, contingent or otherwise); (ii) the present fair saleable value of Borrower's Property will be greater than the amount that would be required to pay Borrower's probable liability on its debts and other liabilities, subordinated, contingent or otherwise, as the same become absolute and matured; (iii) Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Borrower will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted after the date hereof. Borrower does not intend to, and does not believe that it will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it and the timing of the amounts to be payable in respect of Borrower's liabilities.

(m) Borrower is in good standing on the New York Stock Exchange and is qualified and in compliance in all material respects with all provisions of the Code applicable to the qualification of Borrower as a REIT.

(n) Borrower has conducted a comprehensive review and assessment of its computer applications and has made inquiry of its key suppliers, vendors and customers with respect to the "year 2000 problem" (that is, the risk that computer applications may not be able properly to perform date-sensitive functions after December 31, 1999) and, based on that review and inquiry, Borrower does not believe the "year 2000 problem" will result in a material adverse change in Borrower's business, financial condition or ability to repay the Obligations as and when required by this Agreement.

9. Covenants. While this Agreement is in effect, and until the Bank has been repaid in full for the principal of and interest on all advances made hereunder by the Bank:

(a) Within fifty (50) days after the close of each of the first three quarters of each fiscal year of Borrower, Borrower shall furnish the Bank with balance sheets of Borrower as of the end of such quarter and statements of income and statements of cash flow of Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer, principal accounting officer or chief executive officer of Borrower. Borrower shall provide the Bank with copies of all reports sent by Borrower to its shareholders, and copies of all reports and registration statements Borrower files with the United States Securities and Exchange Commission promptly after it sends or files such materials. Borrower shall also furnish to the Bank such additional information concerning such Borrower's financial condition and operations as the Bank may reasonably request from time to time; and

(b) Within ninety (90) days after the end of each fiscal year of Borrower, Borrower shall furnish the Bank with a copy of Borrower's annual financial statements for such year, including therein a copy of the balance sheet of Borrower as of the end of such fiscal year and statements of income, cash flow and Shareholders' Equity of Borrower, certified without qualification by Price, Waterhouse, Coopers & Co. or such other nationally recognized firm of certified public accountants as shall be selected by Borrower and acceptable to the Bank.

(c) Borrower will duly and punctually pay, observe and perform all of its obligations under the Loan Documents.

(d) Borrower shall make all governmental filings and take all other action necessary to preserve and maintain (i) its qualifications as a REIT under the Internal Revenue Code of 1986, as amended (the "Code") and (ii) the applicability to Borrower and its shareholders of the method of taxation provided for in Section 857(b) of the Code (and any successor provision thereto).

(e) Borrower shall preserve and maintain (i) its existence and all of its rights, franchises and privileges as an Ohio corporation; and (ii) the listing of Borrower's common stock on the New York Stock Exchange.

(f) Borrower shall comply with all statutes, ordinances, governmental regulations and judicial decisions and orders applicable to any Mortgaged Property, or applicable to Borrower or its business (except, as to the latter, to the extent that the failure so to comply could not reasonably be expected to have a material, adverse effect upon Borrower's financial condition or operations or to affect Borrower's right or ability to comply with its obligations hereunder or under any other Loan Document), and shall promptly notify the Bank in the event that Borrower receives any written notice, claim or demand from any governmental agency which alleges that Borrower is in violation of any of the same.

(g) Borrower will notify the Bank, in writing, promptly after Borrower shall become aware of the same, of any final judgment in an amount exceeding Five Hundred Thousand Dollars ($500,000) rendered against Borrower or any affiliate of Borrower; (b) the commencement or institution of any legal or administrative action, suit, proceeding or investigation by or against Borrower in or before any court, governmental or regulatory body, agency, commission or official, board of arbitration or arbitrator, the outcome of which could materially and adversely affect Borrower's current or future financial position, assets, business, operations or prospects, or could prevent or impede the implementation or completion, observance or performance of any of the arrangements or transactions contemplated by any of the Loan Documents; or (c) the occurrence of any adverse development, not previously disclosed by Borrower to the Bank in writing, in any such action, suit, proceeding or investigation.

(h) Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all fees and other amounts payable hereunder or under the Loan Documents, as and when required by this Agreement and/or the other Loan Documents. Borrower shall pay all other Indebtedness (whether existing on the date hereof or arising at any time thereafter) as and when the same is due and payable.

(i) Borrower shall pay and discharge promptly all taxes, assessments and other governmental charges or levies at any time imposed upon it or upon its income, revenues or Property, as well as all claims of any kind (including claims for labor, material or supplies) which, if unpaid, might by law become a Lien or charge upon all or any part of its income, revenues or Property. Notwithstanding the foregoing to the contrary, Borrower may, provided that there is not then an Event of Default hereunder, contest the propriety or amount of any such taxes, assessments or governmental charges, or of any such claims, if (a) such contest is instituted in good faith and prosecuted with reasonable diligence; (b) such contest shall preclude the sale or forfeiture of the affected Property (or Borrower shall provide the Bank with such reasonable security or other assurances as may be requested by the Bank in connection with such contest); and (c) Borrower shall indemnify the Bank of and from any and all liability, loss, cost or expense incurred by or asserted against any such party in connection with, or in consequence of, any such contest.

(j) Borrower will obtain all approvals, consents, orders, authorizations and licenses necessary for the proper and lawful performance by Borrower of any of its agreements or obligations under the Note, this Agreement or any of the other Loan Documents or for the payment by Borrower of any sums which shall become due and payable by Borrower to the Bank hereunder or thereunder, or to ensure the continuing legality, validity, binding effect or enforceability of this Agreement, the Note or any of the other Loan Documents or, to continue the proper operation of the business and operations of Borrower.

(k) Borrower will execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all such further assurances and other agreements or instruments, and take or cause to be taken all such other action, as shall be reasonably requested by the Bank from time to time in order to give full effect to this Agreement or any of the other Loan Documents.

(l) Borrower shall use all funds advanced to or for its account pursuant to this Agreement only for its general corporate purposes, and for no other purpose whatsoever without the prior, written consent of the Bank.

(m) Borrower will not make any material alterations in the nature or character of its business as carried on at the date hereof, or undertake, conduct or transact any business in a manner prohibited by applicable law.

(n) Borrower shall not at any time consolidate with or merge into or with any Person, or Persons or enter into or undertake any plan or agreement of consolidation or merger with any Person, provided, however, that this Section 9(n) shall not prohibit Borrower from merging any one or more of Borrower's subsidiaries with or into Borrower.

(o) Borrower shall not own, purchase or acquire (or enter into any contract to purchase or acquire) any "margin security" as defined by any regulation of the Federal Reserve Board unless, prior to any such purchase or acquisition or entering into any such contract, the Bank shall have received an opinion of counsel satisfactory to the Bank to the effect that such purchase or acquisition will not cause this Agreement or the Note to be in violation of any regulation of the Federal Reserve Board applicable to the transactions described in this Agreement.

10. Disbursement Procedures. Advances shall be disbursed pursuant to the procedures set forth in this Section 10. All requests for disbursements of Advances shall be made by Borrower, in writing, on a Request for Advance. Such Request for Advance may be transmitted to the Bank at its Head Office via fax or telecopy, provided that Borrower immediately notify the Bank by telephone of such transmission. All Requests for Advance shall be transmitted to and received by the Bank not later than 11:00 a.m., Cleveland Time, on a business day which is not less than three (3) business days prior to the Draw Date specified on such Request for Advance.

(b) The Bank shall disburse the proceeds of each Advance to Borrower, in immediately available funds, not later than Noon, Cleveland time, on the Draw Date therefor, provided that: (x) Borrower shall have provided the Bank with a Request for Advance for such Advance as and when provided above; (y) all of the conditions precedent applicable to such Advance shall be satisfied as at the Closing Date or such later Draw Date as may be applicable to such Advance; and (z) there shall be no uncured Default or Event of Default.

11. Default and Remedies. (a) Any of the following events shall constitute an "Event of Default" under this Agreement:

(i) Borrower shall default in the payment of any sum due to the Bank hereunder or under the Note, and such default shall continue for a period of five (5) days following the due date of such payment;

(ii) Borrower shall default in the performance or observance of any agreements or conditions required to be performed or observed by it under this Agreement, other than those described in clause (a), above, and such default shall continue for a period of thirty (30) days or more after written notice specifying such default (provided that if such default cannot be cured by the payment of monies and cannot reasonably be cured within thirty (30) days, Borrower shall have a reasonable time to effect a cure, if curative action is commenced within said thirty (30) day period and is thereafter pursued diligently and in good faith by Borrower to completion);

(iii) Any representation or warranty made by Borrower in this Agreement, any Loan or in any certificate or document furnished under the terms of this Agreement shall prove to be untrue in any material respect;

(iv) Borrower shall admit in writing its inability to pay its debts as they become due and payable, or shall make an assignment for the benefit of creditors, or shall be adjudicated a bankrupt, or shall file a voluntary petition in bankruptcy, or effect a plan or other arrangement with creditors, or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of his or its property or assets, or a trustee, receiver or custodian shall have been appointed for any property or assets of Borrower who shall not have been discharged within sixty (60) days after the date of his appointment; or

(v) an Event of Default shall have occurred under any Loan Document and shall remain uncured beyond the expiration of any period of notice and/or grace applicable to the same under such instrument.

(b) Upon the occurrence and at any time during the pendency of a Default, the Bank may, at its option, exercise any or all of the following rights and remedies:

(i) The Bank may terminate its obligation to make Advances under this Agreement, and may declare the entire unpaid principal balance of the advances made under this Agreement to be immediately due and payable, together with accrued and unpaid interest on such advances at the rate set forth in the Note, without further notice to or demand on the Borrowers.

(ii) The Bank may accelerate the maturity of the indebtedness evidenced by the Note and avail itself of any and all other rights and remedies which may then be available to it hereunder, under any of the other Loan Documents, at law or in equity. All such remedies shall be cumulative, and not exclusive; the Bank's exercise of any one or more of such rights or remedies shall neither constitute an election of remedies nor operate as a waiver of any other rights or remedies which may be or become available to the Bank.

12. Miscellaneous Provisions. (a) This Agreement shall inure to the benefit of and be binding upon Borrower and the Bank and their respective successors and assigns; provided, however, that this Agreement may not be assigned by Borrower without the prior, written consent of the Bank. No delay on the part of the Bank in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege constitute such waiver nor exhaust the same, which shall be continuing. The rights and remedies of the Bank specified in this Agreement shall be in addition to and not exclusive of any other rights and remedies which the Bank, by operation of law, would otherwise have.

(b) All agreements, representations and warranties made in this Agreement shall survive its execution, the making of the advances by the Bank, and the execution of the Note and the other Loan Documents, and shall continue until the Bank receives payment in full for all indebtedness of the Borrower incurred under this Agreement.

(c) This Agreement may be executed in any number of counterparts, all of which shall constitute a single agreement.

(d) All notices, requests, demands and other communications in connection with this Agreement shall be in writing and shall be sent by certified mail, postage prepaid, return receipt requested and addressed as set forth below:

(i) if to the Bank:

National City Bank

1900 East Ninth Street

Cleveland, Ohio 44114

Attn: Gary L. Wimer, Senior Vice-President

Location No. 2079

with a copy concurrently to:

Taft, Stettinius & Hollister LLP

1300 East Ninth Street

Suite 600

Cleveland, Ohio 44114

Attn: William K. Smith, Esq.

(ii) if to Borrower:

Associated Estates Realty Corporation

5025 Swetland Court

Cleveland, Ohio 44143

Attn: Greg Golz, Vice-President

with a copy concurrently to:

Associated Estates Realty Corporation

5025 Swetland Court

Cleveland, Ohio 44143

Attn: Martin A. Fishman, Esq., General Counsel

All notices furnished in compliance with the foregoing shall be deemed effective when received by the party to whom it is addressed.

(f) This Agreement shall be governed by the laws of the State of Ohio.

(g) AS A MATERIAL INDUCEMENT FOR THE BANK TO EXTEND CREDIT TO BORROWER, AND AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL OF ITS OWN SELECTION, BORROWER HEREBY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ARISING IN ANY WAY FROM THE OBLIGATIONS ARISING HEREUNDER.

(h) The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to alter, limit or affect the scope, meaning or interpretation of any provision of this Agreement.

(i) If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the balance of this Agreement and the application of all provisions of this Agreement to all other persons and circumstances shall not be affected thereby; each provision of this Agreement shall remain valid and enforceable to the fullest extent permitted by law.

(j) All Advances and all Loans under this Agreement constitute one loan, and all Obligations of Borrower under this Agreement and all of the other Loan Documents constitute one general obligation. All of the rights of the Bank contained in this Agreement shall likewise apply insofar as applicable to any modification of or supplement to this Agreement. No officers, directors, shareholders or employees of Borrower shall have any personal liability for any obligations under this Agreement or as a result of any documents or certificates delivered pursuant to this Agreement, except in cases of actual fraud or willful misconduct; provided, however, that nothing in this sentence shall be deemed in any way to limit the absolute and unconditional liability of Borrower for the full and timely payment, observance and performance of all of its obligations hereunder.

[signatures on next page]

IN WITNESS WHEREOF, Borrower and the Bank have executed this Agreement as of the date first set forth above.

NATIONAL CITY BANK

By:/s/ Gary L. Wimer

Gary L. Wimer,

Senior Vice-President

ASSOCIATED ESTATES REALTY

CORPORATION

By:/s/ Jeffrey I. Friedman

Jeffrey I. Friedman, President